Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bright Horizons Family Solutions Inc. (the “Company”) of our report dated June 21, 2013 relating to the financial statements of Kidsunlimited Group Limited which appears in the Company’s Current report on Form 8-K/A dated June 21, 2013.

/s/ PricewaterhouseCoopers LLP

Manchester, United Kingdom

December 23, 2013